Term sheet No. 316VV To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006 and product supplement VV dated November 8, 2007	Registration Statement No. 333-137902 Dated February 4, 2008; Rule 433

Deutsche Bank AG, London Branch

$

Buffered Absolute Return Barrier Securities Linked to the S&P 500® Index due on or about August 10*, 2009

General

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Buffered Absolute Return Barrier Securities linked to the S&P 500® Index due August 10*, 2009 (the “securities”) are designed for investors who seek to profit from moderate movements in either direction in the S&P 500® Index during the Observation Period and who are willing to forgo coupon payments during the term of the securities and to lose up to 85.00% of their initial investment if the Index declines.

•	Senior unsecured obligations of Deutsche Bank AG due August 10*, 2009.
•	Denominations of $1,000.
•	Minimum initial investments of $1,000.
•	The securities are expected to price on or about February 8*, 2008 and are expected to settle on or about February 13*, 2008 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch.
Rating:

Moody’s Investors Service Ltd has assigned a rating of Aa1 and Standard & Poor’s has assigned a rating of AA to securities, such as the securities offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.†

Index:	The S&P 500® Index (the “Index”).
Issue Price:	100.00% of the face amount.
Buffer Level:	15.00%, if the Index closes above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period.
Payment at Maturity:

If the Index never closes above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period, your payment at maturity per $1,000 security face amount will be calculated as follows:

$1,000 + ($1,000 x Absolute Index Return)
If the Index closes either above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period, your payment at maturity will be calculated as follows:

•      if the Final Level is greater than the Initial Level or if the Final Level declines from the Initial Level but such decline is less than or equal to the Buffer Level, you will receive a cash payment of $1,000 per $1,000 security face amount;

•      if the Final Level is less than the Initial Level by more than the Buffer Level, for every 1.00% that the Final Level is less than the Initial Level by more than the Buffer Level, you will lose an amount equal to 1.00% of the face amount of your securities. Accordingly, if the Index Return is less than -15.00%, your payment at maturity per $1,000 security face amount will be calculated as follows:

$ 1,000 + ($1,000 x (Index Return + Buffer Level)).

In this case, you will not benefit from the Absolute Index Return and are protected against a loss only to the extent of the Buffer Level. Accordingly, if the Final Level declines from the Initial Level by more than the Buffer Level of 15.00%, you could lose up to $850 per $1,000 face amount of the securities.

Index Return:	Final Level – Initial Level Initial Level
Absolute Index Return:	The absolute value of the Index Return.
Upside Barrier:	29.75% – 32.75%. The actual Upside Barrier will be determined on the Trade Date.
Downside Barrier:	29.75% – 32.75%. The actual Downside Barrier will be determined on the Trade Date.
Upper Index Barrier:	Initial Level x (1 + Upside Barrier)
Lower Index Barrier:	Initial Level x (1 – Downside Barrier)
Initial Level:	The Index closing level on the Trade Date.
Final Level:	The Index closing level on the Final Valuation Date.
Observation Period:	The period commencing on (and including) the Trade Date to (and including) the Final Valuation Date.
Trade Date:	February 8*, 2008
Final Valuation Date:	August 5*, 2009, subject to postponement as described in the accompanying product supplement under “Description of Securities – Payment at Maturity.”
Maturity Date:	August 10*, 2009, subject to postponement as described in the accompanying product supplement under “Description of Securities – Payment at Maturity.”
CUSIP:	2515A0 KB 8
ISIN:	US2515A0KB88

*Expected

In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the securities remains the same.

†

A credit rating is not a recommendation to buy, sell, or hold the securities, and may be subject to revision or withdrawal at any time by the assigning rating agency. Any rating assigned to the securities does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.

Investing in the securities involves a number of risks. See “Risk Factors” in the accompanying product supplement and “Selected Risk Considerations” in this term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, addendum to product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$	$	$
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this term sheet.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these securities are a part, and the more detailed information contained in product supplement VV dated November 8, 2007 and the addendum thereto. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Addendum to product supplement VV dated December 13, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507264554/d424b31.pdf

•	Product supplement VV dated November 8, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507240202/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

What is the Payment Amount on the Securities at Maturity Assuming a Range of Performance for the Index?

The table below illustrates the payment at maturity for a $1,000 security face amount for a hypothetical range of performance for the Index Return from -100.00% to +100.00% and assumes an Initial Level of 1378.55, an Upside Barrier of 31.25%, a Downside Barrier of 31.25% (the actual Initial Level, Upside Barrier and Downside Barrier will be determined on the Trade Date) and a Buffer Level of 15.00%. The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

		Index Never Closes Above the Upper Index Barrier or Below the Lower Index Barrier on any Trading Day During the Observation Period			Index Closes Above the Upper Index Barrier or Below the Lower Index Barrier on at Least One Trading Day During the Observation Period
Final Level	Index Return (%)	Additional Amount at Maturity ($)	Payment at Maturity ($)	Return on Security (%)	Amount of Loss at Maturity ($)	Payment at Maturity ($)	Return on Security (%)
2757.10	100.00%	N/A	N/A	N/A	$0.00	$1,000.00	0.00%
2412.46	75.00%	N/A	N/A	N/A	$0.00	$1,000.00	0.00%
2067.83	50.00%	N/A	N/A	N/A	$0.00	$1,000.00	0.00%
1809.35	31.25%	$312.50	$1,312.50	31.25%	$0.00	$1,000.00	0.00%
1585.33	15.00%	$150.00	$1,150.00	15.00%	$0.00	$1,000.00	0.00%
1543.98	12.00%	$120.00	$1,120.00	12.00%	$0.00	$1,000.00	0.00%
1488.83	8.00%	$80.00	$1,080.00	8.00%	$0.00	$1,000.00	0.00%
1433.69	4.00%	$40.00	$1,040.00	4.00%	$0.00	$1,000.00	0.00%
1378.55	0.00%	$0.00	$1,000.00	0.00%	$0.00	$1,000.00	0.00%
1323.41	-4.00%	$40.00	$1,040.00	4.00%	$0.00	$1,000.00	0.00%
1268.27	-8.00%	$80.00	$1,080.00	8.00%	$0.00	$1,000.00	0.00%
1213.12	-12.00%	$120.00	$1,120.00	12.00%	$0.00	$1,000.00	0.00%
1171.77	-15.00%	$150.00	$1,150.00	15.00%	$0.00	$1,000.00	0.00%
1102.84	-20.00%	$200.00	$1,200.00	20.00%	-$50.00	$950.00	-5.00%
947.75	-31.25%	$312.50	$1,312.50	31.25%	-$162.50	$837.50	-16.25%
689.28	-50.00%	N/A	N/A	N/A	-$350.00	$650.00	-35.00%
344.64	-75.00%	N/A	N/A	N/A	-$600.00	$400.00	-60.00%
0.00	-100.00%	N/A	N/A	N/A	-$850.00	$150.00	-85.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The level of the Index increases by 12.00% from the Initial Level of 1378.55 to a Final Level of 1543.98, and the Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any trading day during the Observation Period. Because the Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier, the investor receives a payment at maturity of $1,120 per $1,000 security face amount calculated as follows:

Payment at maturity per $1,000 security face amount  =  $1,000  + Absolute value of  ($1,000  x  [(1543.98  – 1378.55)/1378.55])  =  $1,120

Example 2: The level of the Index declines by 20.00% from the Initial Level of 1378.55 to a Final Level of 1102.84, and the Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any trading day during the Observation Period. Because the Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier, the investor receives a payment at maturity of $1,200 per $1,000 security face amount calculated as follows:

Payment at maturity per $1,000 security face amount  =  $1,000  +  Absolute value of ($1,000  x  [(1102.84  –  1378.55)/1378.55])  =  $1,200

Example 3: The level of the Index closes above the Upper Index Barrier on at least one trading day during the Observation Period and ultimately declines by 12.00% from the Initial Level of 1378.55 to a Final Level of 1213.12. Because the level of the Index has closed above the Upper Index Barrier, the investor does not benefit from the Absolute Index Return, and is protected against a loss only to the extent of the Buffer Level. The decline in the Index from the Initial Level to the Final Level does not exceed the Buffer Level of 15.00%, so the investor receives a payment at maturity of $1,000 per $1,000 security face amount.

Payment at maturity per $1,000 security face amount  =  $1,000

Example 4: The level of the Index closes above the Upper Index Barrier on at least one trading day during the Observation Period and ultimately declines by 20.00% from the Initial Level of 1378.55 to a Final Level of 1102.84. Because the level of the Index has closed above the Upper Index Barrier, the investor does not benefit from the Absolute Index Return, and is protected against a loss only to the extent of the Buffer Level. The decline in the Index from the Initial Level to the Final Level exceeds the Buffer Level of 15.00%, so the investor receives a payment at maturity of $950 per $1,000 security face amount calculated as follows:

Payment at maturity per $1,000 security face amount  =  $1,000  +  [$1,000  +  ((1102.84  -  1378.55)/1378.55  +  0.15)]  =  $950

Example 5: The level of the Index closes above the Upper Index Barrier on at least one trading day during the Observation Period and ultimately increases by 15.00% from the Initial Level of 1378.55 to a Final Level of 1585.33. Because the level of the Index has closed above the Upper Index Barrier, the investor does not benefit from the Absolute Index Return, and is protected against a loss only to the extent of the Buffer Level. The Final Level is greater than the Initial Level, so the investor receives a payment at maturity of $1,000 per $1,000 security face amount.

Payment at maturity per $1,000 security face amount  =  $1,000

Example 6: The level of the Index closes below the Lower Index Barrier on at least one trading day during the Observation Period and ultimately declines by 100.00% from the Initial Level of 1378.55 to a Final Level of 0. Because the level of the Index has closed below the Lower Index Barrier, the investor does not benefit from the Absolute Index Return, and is protected against a loss only to the extent of the Buffer Level. The decline in the Index from the Initial Level to the Final Level exceeds the Buffer Level of 15.00%, so the investor receives a payment at maturity of $150.00 per $1,000 security face amount calculated as follows:

Payment at maturity per $1,000 security face amount  =  $1,000  +   [$1,000  x  ((0  -  1378.55)/1378.55  +  0.15)]  =  $150.00

Selected Purchase Considerations

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THE APPRECIATION POTENTIAL OF THE SECURITIES IS LIMITED AND CONTINGENT UPON THE INDEX CLOSING LEVEL REMAINING WITHIN THE STATED INDEX BARRIERS – At maturity you will receive the face amount of your securities plus the product of such face amount and the Absolute Index Return only if the Index never closes above the Upper Index Barrier or below Lower Index Barrier on any trading day during the Observation Period. You will not benefit from any appreciation of the Index beyond the Upper Index Barrier or any decrease of the Index below the Lower Index Barrier. If the Index closes either above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period (i) you will not benefit from any Absolute Index Return and (ii) if the Final Level declines from the Initial Level by more than the Buffer Level, you could lose up to 85.00% of your initial investment.

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LIMITED PROTECTION AGAINST LOSS – If the Index closes above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period, the payment at maturity of the face amount of your securities will be exposed to any decline in the Final Level, as compared to the Initial Level, beyond the Buffer Level of 15.00%. In this case, for every 1.00% decline beyond 15.00%, you will lose an amount equal to 1.00% of the face amount of your securities. For example, an Index Return of -25.00% will result in a 10.00% loss of your initial investment.

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RETURN LINKED TO THE PERFORMANCE OF THE S&P 500® INDEX – The return on the securities, if any, is linked to the S&P 500® Index. The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the Index is currently based on the relative aggregate market value of the common stocks of 500 companies (the “component stocks”) as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Standard & Poor’s (“S&P”) calculates the market value of the component stocks on a float-adjusted basis. The float-adjusted calculation excludes certain stocks that do not publicly trade, such as significant blocks of stock held by affiliates of the issuer or by governments. The component stocks are not stocks of the 500 largest companies listed on the NYSE, nor are all component stocks listed on the NYSE. S&P chooses companies for inclusion in the Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the Index to achieve this objective. For additional information about the Index, see the information set forth under “The S&P 500® Index” in this term sheet.

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CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES – You should review carefully the section in the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment you should not be required to recognize taxable income prior to the maturity of your securities, except pursuant to a sale or exchange, and your gain or loss on the securities should be long-term capital gain or loss if you hold the securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and/or character of income on the securities might differ materially and adversely from the description herein. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this term sheet and the accompanying product supplement.

On December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and non-U.S. holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of investing in the securities (including alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index or in any of the component stocks underlying the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of your initial investment in excess of $150 per $1,000 security face amount. The return on the securities at maturity is linked to the performance of the Index and will depend on whether the Index closing level exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any trading day during the Observation Period. If the Index closes above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period, you will not benefit from the Absolute Index Return and your investment will be exposed to any decline in the Final Level, as compared to the Initial Level, beyond the 15.00% Buffer Level. Accordingly, you could lose up to $850 for each $1,000 security face amount that you invest.

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THE SECURITIES HAVE CERTAIN BUILT-IN COSTS – While the payment at maturity described in this term sheet is based on the full face amount of your securities, the original issue price of the securities includes the agents’ commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Index would have.

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LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX TO WHICH THE SECURITIES ARE LINKED OR THE MARKET VALUE OF THE SECURITIES – Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Index to which the securities are linked.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the level of the Index on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	whether the Index closing level has exceeded the Upper Index Barrier or declined below the Lower Index Barrier on any trading day during the Observation Period;

•	the expected volatility of the Index;

•	the time remaining to maturity of the securities;

•	the market price and dividend rate on the component stocks underlying the Index;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying the Index;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Index and any changes to the component stocks underlying it;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN A SECURITY ARE UNCLEAR – There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment described herein. If the IRS were successful in asserting an alternative treatment for the securities, the timing and/or character of income thereon might differ materially and adversely from the description herein. In addition, on December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences” and the accompanying addendum, and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including alternative treatments and the potential implications of the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The S&P 500® Index

We have derived all information contained in this term sheet regarding the S&P 500® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P. The S&P 500® Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “S&P 500® Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Historically, the “Market Value” of any S&P 500® Component Stock was calculated as the product of the market price per share and the number of the then outstanding shares of such S&P 500® Component Stock. As discussed below, on March 21, 2005, S&P began to use a new methodology to calculate the Market Value of the Component Stocks and on September 16, 2005, S&P completed its transition to the new calculation methodology. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

On March 21, 2005, S&P began to calculate the Index based on a half float-adjusted formula, and on September 16, 2005 the Index became fully float adjusted. S&P’s criteria for selecting stocks for the Index have not been changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the Index (i.e., its Market Value).

Under float adjustment, the share counts used in calculating the Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. (On March 21, 2005, the S&P 500® Index moved half way to float adjustment, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the Index between March 21, 2005 and September 16, 2005 was 0.90. On September 16, 2005, S&P began to calculate the Index on a fully float-adjusted basis, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index on and after September 16, 2005 is 0.80.) The float-adjusted Index is calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

As of the date of this term sheet, the S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 S&P 500® Component Stocks relative to the S&P 500® Index’s base period of 1941–43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the S&P 500® Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941–43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the S&P 500® Component Stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original Base Period level of the S&P 500® Index. The Index Divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the Index (“Index Maintenance”).

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spinoffs.

To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the S&P 500® Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require Index Divisor adjustments.

The table below summarizes the types of the S&P 500® Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action		Adjustment Factor		Divisor Adjustment Required
Stock split (e.g., 2-for-1)		Shares Outstanding multiplied by 2; Stock Price divided by 2		No

Share Issuance (i.e., change ≥ 5%)		Shares Outstanding plus newly issued Shares		Yes

Share Repurchase (i.e., change ≥ 5%)		Shares Outstanding minus Repurchased Shares		Yes

Special Cash Dividends		Share Price minus Special Dividend		Yes

Company Change		Add new company Market Value minus old company Market Value		Yes

Rights offering		Price of parent company minus		Yes

	(	Price of Rights	)
Right Ratio

Spinoffs		Price of parent company minus		Yes

	(	Price of Spinoff Co.	)
Share Exchange Ratio

Stock splits and stock dividends do not affect the Index Divisor of the S&P 500® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P 500® Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the S&P 500® Component Stock and consequently of altering the aggregate Market Value of the S&P 500® Component Stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P 500® Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected S&P 500® Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	= Pre-Event Index Value
New Divisor

New Divisor =	Post-Event Aggregate Market Value
Pre-Event Index Value

A large part of the Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the Index. In addition, any changes over 5% in the current common shares outstanding for the Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

License Agreement with S&P

We have entered into an agreement with S&P providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the S&P 500® Index, which is owned and published by S&P, in connection with certain financial instruments, including the securities.

The securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., which we refer to as S&P. S&P makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly, or the ability of the S&P 500® Index to track general stock market performance. S&P’s only relationship to Deutsche Bank AG is the licensing of certain trademarks and trade names of S&P without regard to Deutsche Bank AG or the securities. S&P has no obligation to take the needs of Deutsche Bank AG or the holders of the securities into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing, price or quantity of the securities to be issued or in the determination or calculation of the amount due at maturity of the securities. S&P has no obligation or liability in connection with the administration, marketing or trading of the securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK AG, HOLDERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“STANDARD & POOR’S”, “S&P”, “S&P 500” AND “500” ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND HAVE BEEN LICENSED FOR USE BY DEUTSCHE BANK AG. THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P AND S&P MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE SECURITIES.

Discontinuation of the S&P 500® Index; Alteration of Method of Calculation

If S&P discontinues publication of the S&P 500® Index and S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as an “S&P Successor Index”), then any S&P 500® Index closing level will be determined by reference to the level of such S&P Successor Index at the close of trading on the NYSE, the AMEX, the

Nasdaq National Market or the relevant exchange or market for the S&P Successor Index on the Final Valuation Date or other relevant date.

Upon any selection by the calculation agent of a S&P Successor Index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the securities.

If S&P discontinues publication of the S&P 500® Index prior to, and such discontinuance is continuing on, the Final Valuation Date or other relevant date or dates, and the calculation agent determines, in its sole discretion, that no S&P Successor Index is available at such time, or the calculation agent has previously selected a S&P Successor Index and publication of such S&P Successor Index is discontinued prior to and such discontinuation is continuing on such Final Valuation Date or other relevant date, then the calculation agent will determine the S&P 500® Index closing level for such date. The S&P 500® Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the S&P 500® Index or S&P Successor Index, as applicable last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the S&P 500® Index or S&P Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500® Index or S&P Successor Index, as applicable, on the relevant exchange may adversely affect the value of the securities.

If at any time the method of calculating the S&P 500® Index or an S&P Successor Index, or the level thereof, is changed in a material respect, or if the S&P 500® Index or an S&P Successor Index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the level of the S&P 500® Index or such S&P Successor Index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the S&P 500® Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the S&P 500® Index or such S&P Successor Index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the closing level with reference to the S&P 500® Index or such S&P Successor Index, as adjusted. Accordingly, if the method of calculating the S&P 500® Index or an S&P Successor Index is modified so that the level of the S&P 500® Index or such S&P Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the S&P 500® Index or such S&P Successor Index), then the calculation agent will adjust the S&P 500® Index or such S&P Successor Index in order to arrive at a level of the S&P 500® Index or such S&P Successor Index as if there had been no such modification (e.g., as if such split had not occurred).

Market Disruption Events

Certain events may prevent the calculation agent from calculating the Index closing level on the Final Valuation Date and, consequently, the Index Return. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a “market disruption event.”

With respect to the Index, a “market disruption event” means:

•	a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

•

a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the Index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

•

a suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts related to the Index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such market; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts or exchange traded funds;

in each case, as determined by the calculation agent in its sole discretion; and

•

a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the securities.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the disrupted Index shall be based on a comparison of:

•	the portion of the level of the disrupted Index attributable to that security, relative to

•	the overall level of the disrupted Index,

in each case, immediately before that suspension or limitation.

For purposes of determining whether a market disruption event has occurred:

•

a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

•

limitations pursuant to the rules of any relevant exchange similar to rescinded NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to rescinded NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts or exchange traded funds on the Index by the primary securities market trading in such contracts or funds by reason of:

•	a price change exceeding limits set by such exchange or market;

•	an imbalance of orders relating to such contracts or funds; or

•	a disparity in bid and ask quotes relating to such contracts or funds will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange traded funds related to the Index; and

•

a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange traded funds related to the Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

“Relevant exchange” means the primary exchange or market of trading for any security (or any combination thereof) then included in the Index or any successor index.

Historical Information

The following graph sets forth the historical performance of the S&P 500® Index based on the daily Index closing levels from January 1, 1998 through January 31, 2008. The Index closing level on January 31, 2008 was 1378.55.

We obtained the Index closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Final Level or that the Index closing level will remain between the Lower Index Barrier and the Upper Index Barrier throughout the Observation Period. We cannot give you assurance that the performance of the Index will result in a positive return on your initial investment or that you will not lose money on the Securities.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the securities. The agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 security face amount, and Deutsche Bank Securities Inc. may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 security face amount. See “Underwriting” in the accompanying product supplement.